Exhibit 10(f)(2)
                             Employment Agreement

          This Employment Agreement ("Agreement") is made and entered into by and between Robert S. Morrison ("Morrison") and The Quaker Oats Company ("Quaker"), collectively "the parties." As soon as it is signed by both parties, it shall become effective retroactive to October 22, 1997 (the " Effective Date" ).

l. Position: During the term of this Agreement, Morrison shall be employed by Quaker as its Chairman, President and Chief Executive Officer; shall be elected a director of the Company; and shall be elected Chairman of Ouaker's Board of Directors (the "Board").

2.   Term:

     (a) Quaker's Commitment to Morrison: The initial term shall commence on the Effective Date and continue until December 31, 2000. Beginning on January 1, 1999, the Agreement shall automatically renew every day for a two year period, so that while this feature is in effect the remaining term shall always be exactly two years (e.g., on July 1, 1999, the term would run from July l, 1999 through June 30, 2001); provided, no renewals shall occur after any of the following: (i) at any time, Quaker provides written notice to Morrison of its decision to cancel the automatic renewal feature; (ii) at any time, Quaker terminates Morrison's active employment; or (iii) at any time, Morrison terminates his active employment.

     (b) Morrison's Commitment to Quaker: Morrison commits to work exclusively for Quaker during the initial term (i.e., from the Effective Date through December 31, 2000). In addition, if he (i) voluntarily terminates his employment Without Good Reason before December 31, 2000, and (ii) without the written consent of the Board is employed by any other company (other than one which is wholly owned by Morrison and/or members of his immediate family and which has annual gross sales revenue of less than $1,000,000.00) during the one-year period following his last day of active service for Quaker, then he must promptly repay and/or return to Quaker all of the make-whole compensation provided to him under section 8 (which includes cash payments, restricted stock units, and stock options, whether vested or unvested, exercised or unexercised). The intent of this repayment provision is to avoid a situation where Quaker loses the substantial make-whole compensation without receiving the benefit of Morrison's services for more than a short time, without imposing a hardship on Morrison in the event that, due to a personal tragedy or similar circumstances, he ceases to work for any company for an extended period of time (other than one of the size and type described above).

3. Annual Salary: From the Effective Date through December 31, 1998, Morrison's annual salary shall be nine hundred and fifty thousand dollars ($950,000.00), paid in accordance with Quaker's standard payroll practices. After December 31, 1998, it may be increased in the discretion of the Board, but cannot be reduced.

4.   Bonuses:

     (a) Commencing with the bonus period that ends on December 31, 1998, Morrison shall be eligible to receive an annual performance bonus based on the terms and provisions of Quaker's Management Incentive Bonus Plan (the "MIB Plan"). His target bonus shall be equal to 100% of his salary, and the maximum bonus shall be 200% of his salary.

     (b)  For  the  bonus  period  that  ends on  December  31,  1998,  if  the applicable MIB Plan formula produces a bonus of less than one million dollars ($1,000,000.00), then Morrison shall receive a bonus of $1,000,000.00; provided, this adjustment will not apply if Morrison terminates his employment Without Good Reason or is terminated for Cause on or before December 31, 1998.

     (c) The Board shall have discretion to award additional bonuses to Morrison, as it may deem appropriate.

5. Group/Executive Benefits: Except as otherwise specifically provided herein, Morrison and his family shall participate, on terms no less favorable than were provided to the immediately preceding Chief Executive Officer of Quaker, in any group and/or executive life, hospitalization or disability insurance plan, health program, pension, profit sharing, ESOP, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) that Quaker sponsors for its officers or employees, and in other fringe benefits including any automobile allowance or arrangement, club memberships and dues, and similar programs (collectively referred to as the "Benefits"). All waiting periods for such plans shall be waived, except with respect to the pension plan where waiver of the one year waiting period is not permitted. It is understood that participating on the "same terms" as the immediately preceding Chief Executive Officer means the same rules and/or policies apply, recognizing that the result upon applying them can be affected by differing credited years of service.

6.   Supplemental Retirement Benefits:

     (a) Subject to the proration provisions described in subsection (d) below, upon termination of his employment with Quaker, Morrison will receive a supplemental retirement benefit pursuant to this Agreement which, in combination with any and all retirement benefits to which Morrison is entitled or received under any qualified or non-qualified defined benefit plans of Quaker and of any of Morrison's former employers, will produce for him, upon commencement of benefits at or after age 60, aggregate retirement benefits such that the annualized amount, on a straight life annuity basis, is equal to the greater of:
          (i) fifty percent (50%) of his average cash compensation (annualized base salary plus annual performance bonus) for his five consecutive calendar years of employment with Quaker that produce the highest average cash compensation; or (ii) nine hundred and fifty thousand dollars ($950,000.00). In determining the setoff for other retirement benefits the value of those benefits will be calculated as if Morrison had elected to receive each benefit on a straight life annuity basis, regardless of the form of payment he actually elected (including any lump sum payment).

     (b) Morrison may elect to take the supplemental benefit described in subsection 6(a) in any form permitted under either The Quaker Supplemental Executive Retirement Program (the "SERP") or The Quaker Retirement Plan, subject to the applicable actuarial adjustment prescribed by the plan in question for electing such an alternative form of payment instead of a straight life annuity.

     (c) If Morrison commences receipt of the supplemental retirement benefit described in subsection 6(a) before reaching age 60, then that benefit shall be subject to actuarial reduction, calculated in accordance with the terms of the SERP.

     (d) If, before the fifth anniversary of the Effective Date, Morrison's employment is terminated by Quaker for Cause or is terminated by Morrison Without Good Reason, then the supplemental retirement benefit described in subsection 6(a) shall be prorated based on the number of months Morrison was actively employed with Quaker, as follows: (i) multiply the formula figure determined under subsection 6(a) (without subtracting any setoff for other retirement benefits) by a fraction, the numerator of which is the number of months Morrison was actively employed by Quaker, and the denominator of which is sixty (60); and then (ii) subtract the setoff for other retirement benefits, as described in section 6(a). Provided, if Morrison does not accept a position with any other company (other than one which is wholly owned by Morrison and/or members of his immediate family and which has annual gross sales revenue of less than $1,000,000.00) during the one-year period following his last day of active service with Quaker, then the proration formula shall be more favorable to Morrison, as follows: (i) calculate the net supplemental retirement benefit under subsection 6(a), including subtracting the setoff for other retirement benefits; and then (ii) multiply that amount by a fraction, the numerator of which is the number of months Morrison was actively employed by Quaker, and the denominator of which is sixty (60).

     (e) If Morrison dies before the supplemental retirement benefit described in subsection 6(a) becomes payable, his wife will receive a survivor annuity for the rest of her life equal in amount to the straight life annuity which would have been payable to Morrison under subsection 6(a) if, on the date immediately before his death, he had terminated his employment For Good Reason, taking into account all setoffs that would have applied to his benefit, except that if his spouse only receives a reduced survivor annuity under The Quaker Retirement Plan, then that amount, rather than the full straight life annuity which would have been payable to Morrison, shall be setoff with respect to The Quaker Retirement Plan.

7.   Equity Based Incentive Compensation:

     (a) On the Effective Date, and pursuant to the terms of The Quaker Long Term Incentive Plan of 1990 (the "LTIP"), Quaker shall grant Morrison a 10-year option with respect to 550,000 shares of Quaker common stock. One-fifth (1/5) of these options shall vest each year for five years, on the first five anniversaries of the Effective Date (e.g., the first 110,000 options will vest on October 22, 1998, and the last 110,000 options will vest on October 22, 2002). In accordance with the terms of the LTIP, the exercise price for these shares will be equal to the fair market value an the Effective Date.

     (b) In each of 1998, 1999, and 2000, Quaker shall grant Morrison a 10-year option with respect to 300,000 shares of Quaker common stock, at the time and consistent with the terms and vesting rules generally applicable to awards to other senior executives under the LTIP. In any subsequent years, annual option awards to Morrison shall be consistent with Quaker's then-current practices and with awards made to other senior executives of Quaker.

     (c) If there is a generally applicable award of options or restricted shares to senior executives of Quaker other than the annual award of options under the LTIP, Morrison shall participate in such award(s) on terms consistent with Quaker's then-current practices and with awards made to other senior executives.

     (d) In the event of a Change in Control of Quaker, as that term (or any similar term) is defined in the LTIP, all of Morrison's awards of stock options, restricted shares or similar equity-based interests which have not already vested shall immediately vest in full.

8.   Special Make-Whole Compensation:

     (a) On the Effective Date, Quaker shall pay Morrison the following cash amounts, which constitute a sign-on bonus, are not contingent on the performance of services for Quaker and do not represent compensation for services rendered:

          (i) Seven hundred thousand dollars ($700,000.00), which is intended to replace the 1997 bonus Morrison would have received from his previous employer had he remained employed there; and

          (ii) Two million, five hundred thousand dollars ($2,500,000.00), which is intended to replace the 1995-97 long-term incentive compensation payment Morrison would have received from his previous employer had he remained employed there.

     (b) On the Effective Date, Quaker shall grant Morrison restricted stock units pursuant to a deferred compensation program under the LTIP, which are intended to compensate him for the market value on or about the Effective Date of the restricted stock of Morrison's previous employer which he will forfeit by terminating his previous employment. Quaker will grant him stock units under the LTIP equivalent to one hundred and fourteen thousand (114,000) shares of Quaker common stock. These units shall vest over a period of three years, with one-third (1/3) vesting on each of the first three anniversaries of the Effective Date. They will be paid out by the earlier of: (i) April 1 of the year that next follows the end of the calendar year during which Morrison ceases to be employed by Quaker; or (ii) thirteen (13) months following the earliest date when the entire payment would be tax deductible under all pertinent federal tax laws, including Section 162(m) of the Internal Revenue Code, as determined by the reasonable belief of the Board's Compensation Committee.

     (c) On the Effective Date, Quaker shall grant Morrison restricted stock units pursuant to a deferred compensation program under the LTIP, which are intended to compensate him for the unvested intrinsic value on or about the Effective Date of his unvested options on shares of his previous employer, which will not vest due to termination of his previous employment. Quaker will grant him stock units under the LTIP equivalent to five thousand (5,000) shares of Quaker common stock. These units shall fully vest on the first anniversary of the Effective Date. They will be paid out by the earlier of: (i) April 1 of the year that next follows the end of the calendar year during which Morrison ceases to be employed by Quaker; or (ii) thirteen (13) months following the earliest date when the entire payment would be tax deductible under all pertinent federal tax laws, including Section 162(m) of the Internal Revenue Code, as determined by the reasonable belief of the Board's Compensation Committee.

     (d)  On the Effective Date, Quaker shall grant Morrison a 10-year stock option intended to compensate him for the estimated value, on or about the Effective Date, of the future option privilege of his vested options on shares of his previous employer, which he likely will not be able to retain for their normal full duration. This grant will be for four hundred and fifty thousand (450,000) options, will be fully vested as of the Effective Date, and will have an exercise price equal to the fair market value of the shares on the Effective Date.

     (e) Because the payments and shares described in subsections 8(a) - 8(d) above are intended to make Morrison whole for losses he is expected to incur by reason of leaving his present job, Morrison agrees that if any or all of the expected forfeitures do not occur, he will promptly repay and/or return to Quaker the applicable consideration for the item(s) or portion of an item in question that he did not lose.

9. Events Triggering Severance Benefits: Upon the termination of Morrison's employment for any of the reasons described in subsections (a) - (c) below, he will be entitled to receive the severance benefits described in section 10:

     (a)  Quaker terminates Morrison's employment without Cause.

     (b)  Morrison  terminates  his employment with  Quaker  "For Good
          Reason," which means he terminates it within six months of any event that constitutes Good Reason, as defined in subsection (d) below (the phrase "Without Good Reason" means any termination by Morrison other than within six months of an event constituting Good Reason).

     (c) Morrison resigns during the thirteenth (13th) month following a Change in Control of Quaker, as that term (or any similar term) is defined under his Executive Separation Agreement ("ESA").

     (d)  Definitions:

          (i) "Cause" will exist if it is established by clear and convincing evidence that Morrison engaged in gross misconduct by committing a significant violation of Quaker's Code Of Ethics, provided that, if appropriate under the circumstances (taking into account the nature of the offense), Quaker has called the alleged misconduct to Morrison' s attention and allowed a reasonable opportunity to cure it. A determination of Cause or gross misconduct must be made by a two-thirds vote of the full Board (excluding Morrison), and must be communicated in writing to Morrison by a Notice of Termination, which shall include a certification or a copy of the resolution duly adopted by the Board by the required two-third vote.

          (ii) "Good Reason" for Morrison to resign shall exist if any of the following events occur without his consent: (A) Quaker intentionally fails to pay or provide required compensation, after the omission has been called to Quaker's attention and it has been given a reasonable opportunity to cure the situation; or (B) Quaker significantly reduces Morrison's titles, position, duties and/or authority; or (C) Quaker notifies Morrison that it has decided to terminate the automatic daily renewal feature described in section 2; or (D) Quaker materially breaches the terms of this Agreement, provided Morrison has called the breach to Quaker's attention and allowed a reasonable opportunity to cure it.

          (iii) "Notice of Termination" shall mean a written notice  which
                (A) indicates the type of termination under this Agreement (e.g., for Cause) and cites the applicable provision of this Agreement, (B) briefly describes the facts and circumstances claimed to provide a basis for the stated type of termination, if applicable, and (C) specifies the date of termination from active service.

     (e) Termination because of Morrison's death or disability to work will not require payment of the severance benefits described in section 10, nor will termination for Cause or termination by Morrison Without Good Reason.

          (i) For purposes of this Agreement, Morrison will be deemed to be disabled from performing his duties upon the earlier of: (A) the end of a six consecutive month period during which, for any reason, he has been unable to substantially perform each of his usual and customary duties as Chairman, President and Chief Executive Officer; or (B) the date when it becomes apparent that, for any reason, he will be unable to substantially perform each of his usual and customary duties as Chairman, President and Chief Executive Officer for a period of at least six consecutive months, provided, in the case of a physical or mental injury or disease, his disability must be determined in writing by a reputable physician or psychologist, selected jointly by the Board and Morrison (or his personal representative). If any question arises as to whether Morrison is physically or mentally disabled, upon written request by the Board, Morrison shall promptly submit to a reasonable medical or psychological examination for the purpose of determining the existence, nature and extent of such disability. Quaker shall promptly give Morrison written notice of any determination that Morrison is disabled from working and of any decision by the
               Board to terminate his employment by reason thereof. In the event of disability, until the date of termination from active service, the base salary payable to Morrison under section 3 hereof shall be reduced dollar-for-dollar by the amount of disability benefits paid to Morrison in accordance with any disability plan, policy or program of Quaker.

     (f) Within thirty (30) days following Morrison's termination from active service, regardless of the reason for termination, Quaker shall pay him an amount equal to five (5) days of pay at his then current salary rate.

10.  Severance  Benefits: If Morrison qualifies for severance  benefits  under section 9, then the following terms and conditions shall apply:

     (a)  Quaker shall pay Morrison all Accrued Obligations in a lump sum in cash within thirty (30) days following his last day of active service; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, or incentive compensation shall be determined and paid in accordance
          with  the  terms  of  the  relevant plan  or  provision.   "Accrued
          Obligations" shall mean, as of Morrison's last day of active service, the sum of: (i) his base salary under section 3 through the date of termination from active service, to the extent not already paid; (ii) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by Morrison as of his last day of active service, to the extent not already paid; and
          (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by Morrison as of his last day of active service, to the extent not already paid. For purposes of this section, amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board in accordance with the applicable plan, program or policy.

     (b) Within thirty (30) days after Morrison's last day of active service, Quaker shall pay him a lump sum equal to the amount that results when the fraction described in subsection (i) below is multiplied times the sum described in subsection (ii) below (i.e., full payment of the salary and bonus that would have been due during the remainder of the term of this Agreement):

          (i) A fraction, the numerator of which is the number of days remaining from Morrison's last day of paid active service until the last day of the term of this Agreement, and the denominator of which is 365;

          (ii) The sum of his: (A) final annual salary and (B) then-current annual performance bonus target or, if greater, his most recent annual bonus payment.

          However, the payment to Morrison under this paragraph (b) shall be conditioned upon his compliance with Quaker policy (as in effect on the Effective Date or on his last day of active service, whichever is more favorable to Morrison) regarding all salaried employees executing a waiver and release prior to receiving severance compensation.

     (c) Within thirty (30) days after Morrison's last day of active service, Quaker shall pay him a lump sum that represents a pro-rated annual bonus for the year of termination. This amount shall be calculated by taking his target bonus for the year of termination and multiplying it times a fraction (i) whose numerator is the number of days elapsed in the current calendar year from January 1 of that year through his final day of active service, and (ii) whose denominator is 365 (e.g., if his last day of active service was February 5, then this fraction would be .10, calculated as follows: 36 days elapsed in year divided by 365 days).

     (d) Following Morrison's last day of active service and continuing through the last day of the term of this Agreement, Quaker shall treat him as employed on inactive service and, thus, shall continue to credit him with service time and shall provide him and his dependents with all welfare benefits that are provided to participants in the Quaker Officers Severance Program (the "Program") during their inactive service period, as determined by the Program provisions in effect on the Effective Date or his final day of active service, whichever produces greater benefits. Thereafter, Morrison will be treated as a retired senior officer for purposes of benefits Quaker provides to such retirees.

     (e) All options and restricted stock (including both shares and units) that were granted before the date of termination but have not yet vested shall immediately vest upon Morrison's final day of active service. All such options, and also ones that previously vested but have not yet been exercised, shall remain exercisable in accordance with the LTIP's terms for retirees (currently 5 years following retirement, or until expiration of the underlying option term, whichever is sooner).

Quaker may at any time discharge Morrison from active service without advance notice, by providing a Notice of Termination; nothing in this Agreement shall be construed as requiring Quaker to allow him to continue actively performing the duties of Chairman, President or CEO. Regardless of the reason for such termination or whether it constitutes a breach by Quaker, Morrison's exclusive remedy shall be the severance benefits described in subsections 10(a) - 10(e); he shall not be entitled to reinstatement, nor to any other damages for wrongful termination; nor, after his termination from active service, shall he be entitled to any other salary, benefits or other compensation under this Agreement. Further, he shall not be entitled to participate in or recover under any other severance plan, including without limitation the Program. Notwithstanding anything to the contrary in the preceding sentences, Morrison will receive an ESA, which applies to Change in Control situations, and any severance benefits under his ESA shall be in addition to severance benefits under this Agreement.

11. Obligations Of Quaker Upon Termination By Death, Disability, Discharge For Cause, or Resignation Without Good Reason: In the event this Agreement terminates due to the death or disability of Morrison, or due to termination for Cause or resignation or retirement Without Good Reason, Quaker shall pay to Morrison all Accrued Obligations in a lump sum in cash within thirty (30) days after his last day of active service; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, or incentive compensation shall be determined and paid in accordance with the terms of the relevant plan or provision. Nothing in this section shall limit or otherwise adversely affect any rights Morrison may have under applicable law, under any other agreement with Quaker, or under any compensation or benefit plan or policy of Quaker.

12. Gross-Up Payment for Golden Parachute Taxes: If it is determined that any payment Quaker makes to or for the benefit of Morrison, under this Agreement or otherwise, is subject to the federal excise taxes imposed on golden parachute payments, then regardless of whether Morrison has declared his ESA effective, Quaker will make an additional payment to him (a "gross-up" payment) calculated in accordance with the relevant terms of his ESA (presently Section 8 of the ESA), as determined by the initial terms of the ESA or by the terms of the ESA as in effect on the date of the payment in question, whichever is more favorable to Morrison.

13.  No Duty To Mitigate: With respect to the severance benefits provided under section 10 of this Agreement, Morrison shall not have any duty to mitigate his income loss after a termination by finding alternative employment, nor shall amounts he earns from other employment be offset against those benefits. This provision has no effect on Morrison's duty to mitigate, if any, in connection with claims that may arise under anything other than this Agreement.

14. Termination By Executive: Executive shall have no personal liability for damages to Quaker for voluntarily terminating his employment at any time, with or Without Good Reason, so long as he gives at least thirty (30) days prior written notice; provided, depending on the reasons for termination and subsequent events, he may be subject to the repayment requirement set forth in subsection 2(b).

15. Non-Competition: If Morrison's employment with Quaker is terminated for any reason that entitles him to receive severance benefits pursuant to section 9 of this Agreement, then for a period of two years immediately following his last day of active service, he shall abide by the following covenants and restrictions:

     (a) Non-competition: He shall not Participate in the management of a business entity that deals in Covered Products, unless that entity is merely a retailer or consumer of Covered Products, who does not compete against Quaker in any way.

     (b) Raiding Employees: He shall not directly or indirectly solicit or encourage any Existing Quaker Employee to leave Quaker or to accept any position with any other company.

     (c)  Non-disclosure:  He  shall  not  use  or  disclose  to   anyone   any
          Confidential Information regarding Quaker.

     (d) Definitions: The following definitions shall apply to the italicized terms used in subsections 15(a) - 15(c) above:

          (i)  "Covered  Products" mean any product which  falls  into  one  or more of the following categories, so long as Quaker is producing, marketing, distributing, selling or licensing such product anywhere in the world: sports drinks and beverages marketed as thirst quenchers; hot cereals; ready-to-eat cereals; grain-based snacks other than potato chips; value added pasta products; dry pasta products; value-added rice products; pancake mixes; pancake syrup; and items Quaker produces for the food service market.

          (ii) "Participate" shall be construed broadly to include, without limitation: (A) holding a position in which Morrison directly manages such a business entity; (B) holding a position in which anyone else who directly manages such a business entity is in Morrison's reporting chain or chain-of command, regardless of the number of reporting levels between them; (C) providing input, advice, guidance, or suggestions regarding the management of such a business entity to anyone responsible therefor; (D) providing a testimonial on behalf of such an operation or the product it produces; or (E) doing anything else which falls within a common sense definition of the term "participate" as used in the present context.

          (iii)"Existing Quaker Employee" means someone: (A) who became employed by Quaker before Morrison's active service terminates; and (B) who is still employed by Quaker as of the date when the facilitating act or solicitation takes place; and (C) who holds a manager, director or officer level position at Quaker (or an equivalent position based on job duties and/or Hay points, regardless of the employee's title).

          (iv) "Confidential Information" shall be construed as broadly as Illinois law permits and shall include all non-public information Morrison acquires by virtue of his positions with Quaker which might be of any value to a competitor or which might cause any economic loss (directly or via loss of an opportunity) or substantial embarrassment to Quaker or its customers, distributors or suppliers if disclosed. Examples of such confidential information include, without limitation, non-public information about Quaker's strategic or marketing plans; its customers, suppliers, and distributors; its potential acquisition targets; its business operations and structure; its product lines, formulas and pricing; its processes, machines and inventions; its research and know-how; or its financial data.

     (e) Remedies: In the event of a breach or threatened breach of any term of subsections 15(a) - l5(d), Quaker shall be entitled to injunctive relief and/or damages. The parties agree that breach of these provisions would cause irreparable injury to Quaker for which there would be no adequate remedy at law, due among other reasons to the inherent difficulty of determining the precise causation for loss of customers/consumers or measuring the exact impact of losing key employees or having Confidential Information disclosed.

     (f) Recitals: Morrison acknowledges that by virtue of the positions he will hold, he will acquire Confidential Information, including without limitation knowledge of operational plans, strategic long range plans, new product development, marketing plans, sales plans, and distribution plans. Morrison also acknowledges that by virtue of his positions, he will learn which Existing Quaker Employees are critical to Quaker's success and will develop relationships he otherwise would not have had with such employees.


16.  Choice Of Law And Forum:

     (a) This Agreement shall be governed by and construed in accordance with the laws of Illinois, without regard to choice of law principles.

     (b) In any litigation over this Agreement, both parties consent to submit to the personal jurisdiction of any court, state or federal, in the State of Illinois. Such courts in Illinois shall be the exclusive jurisdiction for any litigation over this Agreement or an alleged breach thereof.

17.  Attorney Fees And Other Expenses:

     (a)  Quaker  will  pay  all reasonable legal, accounting  and  other
          professional   fees  and  related  expenses  Morrison   incurred in
          connection with the negotiation and preparation of this Agreement.

     (b) If Morrison becomes involved in litigation with his previous employer regarding the termination of his previous employment and he prevails in that litigation, Quaker will reimburse him for reasonable attorney fees and expenses incurred in connection with such litigation, but only to the extent that his former employer is not ordered or required to reimburse him for such expenses.

     (c) If Morrison and Quaker become involved in litigation regarding the terms of his employment with Quaker or the termination thereof, the party which prevails shall be entitled to reimbursement of all reasonable litigation costs and expenses, including attorney fees. If each party prevails on one or more litigated issues, the court shall exercise its equitable judgment to determine which, if either, should be considered the prevailing party and the percentage of that party's expenses which should be reimbursed, taking into account such factors as the significance of the issue(s) on which each party prevailed, the reasonableness of each party's position(s), and ability to pay.

18. Indemnification: To the fullest extent permitted by law and Quaker's by-laws, Quaker shall indemnify Morrison (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by Morrison in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of Quaker or any of its subsidiaries.

19. Binding Effect: This Agreement shall be binding on and inure to the benefit of the heirs and representatives of Morrison and the successors and assigns of Quaker. Quaker shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to all or a substantial portion of its assets to assume and agree to perform this Agreement in the same manner and to the same extent that Quaker would be required to perform it if no such succession had taken place; provided, Morrison shall have the same obligations to the successor as he would have had to Quaker. Regardless of whether such an agreement is executed, this Agreement shall be binding on any successor of Quaker in accordance with the operation of law, and such successor shall be deemed "Quaker" for all purposes under this Agreement.

20. Notices: All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered anywhere by hand to the applicable party, or if delivered by recognized commercial delivery service or if mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

     (a)  If to the Board or Quaker, addressed to:

               The Quaker Oats Company
               321 North Clark Street
               Chicago, Illinois 60610
               Attention- General Counsel

          with a copy to:

               Martin Harris, Esq.
               Connelly Sheehan Moran
               150 South Wacker Drive - Suite 1600
               Chicago, Illinois 60606

     (b)  If to Morrison, addressed to:

               Robert S. Morrison
               600 East Westminster
               Lake Forest, Illinois 60045

          with a copy to:

               Robert J. Stucker, Esq.
               Vedder Price
               222 North LaSalle Street - Suite 2600
               Chicago, Illinois 60601

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party. Failure to send a copy to the applicable attorney shall not render a Notice ineffective, so long as it is actually received by Quaker or Morrison, as applicable.

21.  Scope of Agreement:

     (a) This Agreement supersedes any other document or oral agreement that conflicts with it regarding any of the matters set forth herein, and completely supersedes the Summary Of Principal Terms Of Employment Agreement between the parties (which was signed on or about October 22, 1997). However, it is not intended to pre-empt or supersede other documents, including plan documents, that provide additional, non-conflicting rules or terms. Without limitation, nothing in this Agreement shall eliminate or reduce Morrison's obligation to comply with the Code Of Ethics, to the extent that certain of its provisions (such as rules regarding disclosure of confidential information) remain applicable to employees after termination.

     (b)  No  promises  or  inducements have been made other  than  those
          reflected  herein.   This Agreement cannot be  amended  except by a
          written agreement signed by the parties, and only the Board has authority to authorize such an amendment on behalf of Quaker.

22. Severability: Each term of this Agreement is deemed severable, in whole or in part, and if any provision of this Agreement or its application in any circumstance is found to be unlawful or invalid, the remaining terms and provisions shall remain in full force and effect. In addition, a court may re-write the invalid provision(s) so as to be consistent with applicable law and still, to the extent possible, achieve the intended effect of this Agreement.

23. Execution In Counterparts: This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.


                                   The Quaker Oats Company



                                  /s/Douglas J. Ralston

Date:      1/13         , 1998    By an authorized signing officer



                                  /s/Robert S. Morrison

Date:      1/12         , 1998    Robert S. Morrison